UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant   ☒

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☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

PERRY ELLIS INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC
LEGION PARTNERS, L.P. I
LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. I
LEGION PARTNERS, L.P. II
LEGION PARTNERS, LLC
LEGION PARTNERS ASSET MANAGEMENT, LLC
CHRISTOPHER S. KIPER
BRADLEY S. VIZI
RAYMOND WHITE
CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM
ROBERT L. METTLER
DARRELL ROSS
JOSHUA E. SCHECHTER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Holdings, LLC (“Legion Partners”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2015 annual meeting of shareholders (the “Annual Meeting”) of Perry Ellis International, Inc.  Legion Partners has not yet filed a preliminary proxy statement with the SEC with regard to the Annual Meeting.

On May 8, 2015, The Wall Street Journal issued the following article, which includes certain statements made by Christopher S. Kiper, a managing member of Legion Partners. The consent of the author and the publication to file the news article was neither sought nor obtained.

Legion Partners, Calstrs Launch Proxy Fight for Perry Ellis Board Seats

Investors push fashion company to consider sale, other changes

By  David Benoit

Updated May 8, 2015 11:20 a.m. ET

Activist investors are looking to change the suits at Perry Ellis International Inc.

Legion Partners Asset Management LLC, a California investment fund, and the California State Teachers’ Retirement System, or Calstrs, launched a proxy fight on Friday for three seats on the fashion company’s board.

The activist hedge fund and pension fund own a combined 6.3% of Perry Ellis’s common stock and have been pushing publicly for changes at the company since last July, focusing on the family that runs it. George Feldenkreis, the chairman and chief executive officer, has built the business, and his son, Oscar Feldenkreis, is vice chairman and chief operating officer.

A Perry Ellis spokeswoman declined to comment.

In an earlier letter, Legion and Calstrs, which has an investment in Legion, urged Perry Ellis to explore strategic alternatives for the company. The Wall Street Journal reported this past November that Perry Ellis had been approached about a potential sale to Sequential Brands Group Inc.

Nothing came of that approach, the people said. Perry Ellis said in November its board didn’t intend to form a special committee to consider a sale, citing its own plans to improve profits.

Legion and Calstrs still believe the board should explore a potential sale and consider management changes, Legion co-founder Chris Kiper said.

“When you think about the key things the board does, one is making sure you retain the right CEO,” he said in an interview, pointing to performance. “It’s a natural conclusion to question if we have the right executive team on the ground.”

The investors are particularly concerned with Perry Ellis’s profit margins, which they say should be higher, and its stock, which they have said in filings has lagged behind benchmarks over the past several years.

Perry Ellis reported a 34% gross margin for its 2015 fiscal year, which ended in January, up from 33% the previous two years. It is targeting 38% by its 2019 fiscal year. The company is due to report its fiscal first-quarter earnings next week.

Its shares have risen 62% over the past year, beating the broader market. The investors previously said the gains came after they began pushing for a deal last July. The stock, which rose less than 1% on Friday to $24.27, remains below its 2011 high, when it traded around $30.

Perry Ellis has taken several steps to address the shareholders’ concerns.

In February, it announced governance changes and brought in a new independent board member—its third new director in the past year. It implemented new rules regarding any transactions the company makes with related parties, such as family members, and is in the process of reviewing all past deals.

The company has put forward a five-point plan that includes shedding noncore assets, pushing international growth and licensing deals and cutting costs.

“Many of the external challenges of the prior year are behind us and we are focused on meaningfully improving results and operations by establishing momentum through the continued execution of our growth and profitability plan,” the younger Mr. Feldenkreis said in an April earnings statement.

Wunderlich Securities analysts called the quarter a “turning point.”

The activists are pushing for still more. Calstrs last week filed a plan for a shareholder vote on separating Perry Ellis’s chairman and CEO roles, a common push by the pension giant. The two are also seeking to force the company’s directors to be elected annually.

“They are moving a little bit, but they are trying to figure out how many little things they can do to appease us to make us go away,” Mr. Kiper said.

On May 14, 2015, the New York Post issued the following article, which includes certain statements made by Mr. Kiper. The consent of the author and the publication to file the news article was neither sought nor obtained.

Perry Ellis’ controlling family accused of cashing in at shareholders’ expense

By Lisa Fickenscher
 May 13, 2015 | 10:24pm

Over the past decade the family that controls Perry Ellis International has reaped a fortune from the company at shareholders’ expense, according to two investors waging a proxy battle to gain three seats on the board.

The dissidents tallied roughly $45 million worth of related-party transactions that benefitted the controlling Feldenkreis family — and were disclosed in the apparel company’s proxy statements — since 2004.

“The amount of such transactions at [PEI] is obscene,” said Chris Kiper, managing director of Legion Partners Asset Management, which together with the California State Teachers’ Retirement System has a 6.3 percent stake in Perry Ellis.

Legion has also uncovered related-party transactions that weren’t disclosed but, Kiper said, should have been. All the “obscene” spending will be included in Legion’s “fight letter” to the board this week.

The activist hedge fund and the pension giant argue that [PEI’s] poor performance is a result of the family’s dominant position in the enterprise.

Patriarch George Feldenkreis is chairman and CEO, while his son Oscar is vice chairman and chief operating officer. The family owns a quarter of the stock, which has underperformed its peers over the past several years.

Perry Ellis late Wednesday fired back at the activists, saying its shares outperform its peers and that management constantly reviews and strengthens its portfolio of brands.

The dissident investors, said Wunderlich Securities analyst Eric Beder, face an “uphill climb.”

“The family’s holdings are significant and it keeps going up, plus the stock is up 60 percent over the past 12 months,” Beder said.

The majority of the share gain came after Legion disclosed in July that it had taken a position in the shares and started agitating for a potential sale of the company. The stock closed at $24.03, up 17 cents, on Wednesday.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”) and California State Teachers’ Retirement System, a California Government Employee Benefit Plan (“CalSTRS”), together with the participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of three highly-qualified director nominees at the 2015 annual meeting of shareholders of Perry Ellis International, Inc., a Florida corporation (the “Company”).

LEGION PARTNERS HOLDINGS AND CALSTRS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT http://www.sec.gov.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are Legion Partners Holdings, CalSTRS, Legion Partners, L.P.  I, a Delaware limited partnership (“Legion Partners I”), Legion Partners Special Opportunities, L.P. I, a Delaware limited partnership (“Legion Partners Special I”), Legion Partners, L.P. II, a Delaware limited partnership (“Legion Partners II”), Legion Partners, LLC, a Delaware limited liability company (“Legion Partners LLC”), Legion Partners Asset Management, LLC, a Delaware limited liability company (“Legion Partners Asset Management”), Christopher S. Kiper, Bradley S. Vizi, Raymond White, Robert L. Mettler, Darrell Ross and Joshua E. Schechter.

As of the date hereof, Legion Partners Holdings beneficially owns 200 shares of common stock of the Company (“Common Stock”) in record name, Legion Partners I beneficially owns 313,143 shares of Common Stock, Legion Partners Special I beneficially owns 583,204 shares of Common Stock and Legion Partners II beneficially owns 35,252 shares of Common Stock.  As the general partner of each of Legion Partners I, Legion Partners Special I, and Legion Partners II, Legion Partners LLC may be deemed to beneficially own the 313,143 shares held directly by Legion Partners I, 583,204 shares held directly by Legion Partners Special I and 35,252 shares held directly by Legion Partners II.  As the investment advisor of each of Legion Partners I, Legion Partners Special I, and Legion Partners II, Legion Partners Asset Management may be deemed to beneficially own the 313,143 shares held directly by Legion Partners I, 583,204 shares held directly by Legion Partners Special I, and 35,252 shares held directly by Legion Partners II.  As the sole member of Legion Partners Asset Management and managing member of Legion Partners LLC, Legion Partners Holdings may be deemed to beneficially own the 313,143 shares held directly by Legion Partners I, 583,204 shares held directly by Legion Partners Special I and 35,252 shares held directly by Legion Partners II.  As managing directors of Legion Partners Asset Management and managing members of Legion Partners Holdings, each of Messrs. Kiper, Vizi and White may be deemed to beneficially own the 313,143 shares held directly by Legion Partners I, 583,204 shares held directly by Legion Partners Special I, 35,252 shares held directly by Legion Partners II and 200 shares held directly by Legion Partners Holdings.  As of May 13, 2015, CalSTRS beneficially owned 31,003 shares of Common Stock, which includes 1,101 shares that CalSTRS shares the power to dispose or to direct the disposition of with BlackRock Institutional Trust Company, N.A., and 7,792 shares that CalSTRS shares the power to dispose or to direct the disposition of with Matarin Capital Management. As of the date hereof, Mr. Schechter beneficially owns 2,000 shares of Common Stock. As of the date hereof, neither Mr. Mettler nor Mr. Ross own any shares of Common Stock directly.